Exhibit 11.1

INSIDER TRADING POLICY Relating to the confidentiality of Inside Information and the prevention of Insider trading and dealing within the Group

Updated on 13 April 2023

TABLE OF CONTENT

1 OBJECTIVES OF THE POLICY
2 DEFINITIONS OF RECURRING TERMS
3 DEFINITION OF INSIDE INFORMATION
4 DEFINITION OF THE CONCEPT OF INSIDER
5 OBLIGATIONS OF THE GROUP
6 OBLIGATIONS OF INSIDERS
7 OFFENCES AND APPLICABLE PENALTIES
8 DISCLOSURE AND HOLDING OBLIGATIONS OF PERSONS DISCHARGING MANAGERIAL RESPONSABILITIES

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1OBJECTIVES OF THE POLICY
The shares of GENFIT (hereinafter, together with its consolidated subsidiaries, the “Group”) are listed on the Euronext Paris regulated market as well as in the form of American Depositary Shares/Receipts (hereinafter, the “ADS”) on the Nasdaq Global Select Market in the United States of America. In this context, the respect, by the Group’s collaborators and their relatives, of the rules applicable to transactions on Securities (as defined below) as well as the handling and use of Inside Information (as defined below) is crucial to the Group.
These rules come mainly (i) for France, from the Regulation of the European Parliament and of the Council No. 596-2014 of April 16, 2014 on market abuse (hereinafter, the “MAR Regulation”), its delegated regulations and its implementing regulations (hereinafter, together with the MAR Regulation, the “MAR Regulations”), the French Monetary and Financial Code and the regulations of the French Financial Markets Authority (Autorité des Marchés Financiers, hereinafter, the “AMF”), and (ii) for the United States, from the Securities Exchange Act of 1934, as amended, from its rules of application as adopted by the Securities and Exchange Commission (hereinafter, the “SEC”) and from the jurisprudence of the United States federal courts.
Therefore, the purpose of this insider trading policy (hereinafter, the “Policy”) is to remind the Group’s collaborators of the applicable rules as regards stock market matters, and to present to you:
the attitude to be adopted in relation to information in your possession or that you may come to possess through your work, function, mandate or duties for the Group, the attitude to be adopted when you or your closed ones want to acquire or sell the Group’s financial instruments.
It should be noted that collaborators of the Group, regardless of their nationality, may be subject to these rules and/or to those of the country in which they live and/or perform their duties. In any case, it the responsibility of each collaborator to familiarise itself and to comply with the Policy and to personally ensure that it respects the various laws that might apply to their situation.
It is specified that the actions of each collaborator may have consequences on the image of the Group in relation to its partners and the public, and could expose the Group and/or the persons concerned to criminal or administrative penalties.
The Policy, as an attached policy, is an integral part of the GENFIT’s Code of Conduct and Ethics which may be consulted by any interested party on the Group’s website (www.genfit.fr).
For any additional information relating to the interpretation, use or application of the Policy, you may contact the Group’s Chief Compliance Officer (the “Chief Compliance Officer”) at the following e-mail address: compliance@genfit.com. The Chief Compliance Officer is responsible for ensuring compliance with the provisions of the Policy, it being specified that, ultimately, it is the responsibility of each collaborator to ensure the respect of the applicable regulations.

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GENFIT reserves the right to modify this Policy at any time, so as to reflect legislative, regulatory or jurisprudential developments or to make other improvements. An copy of the Policy may be obtained from the Chief Compliance Officer at any time.

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2DEFINITIONS OF RECURRING TERMS
For the needs of this Policy, some frequently used terms are defined below:

AMF	shall have the meaning given to it in section 1 of this Policy
Chief Compliance Officer	shall have the meaning given to it in section 1 of this Policy
Closely Associated Person	refers to persons having close personal connections with the Persons Discharging Managerial Responsibilities and includes notably the following people:
(i)the spouse, or the partner in a French civil union agreement (or the partner considered as the equivalent of the spouse under national law);
(i)dependent children in accordance with national law;
(i)a parent or another blood relative or relative by marriage or civil union who has resided at the Persons Discharging Managerial Responsibilities’ home for at least one year; and

(i)a legal entity, a trust or a partnership, in which the managerial responsibilities are performed by a Person Discharging Managerial Responsibilities, or by one of the persons referred to in (i), (ii) or (iii) above, or which is directly or indirectly controlled by this person, or which was set up for the benefit of this person, or whose economic interests are substantially equivalent to those of this person.
(ii)Persons Discharging Managerial Responsibilities are required to provide the Chief Compliance Officer with a list of their Closely Associated Persons.

Group	shall have the meaning given to it in section 1 of this Policy
Inside Information	shall have the meaning given to it in section 3 of this Policy
Insider	refers to Permanent Insiders and Occasional Insiders
MAR Regulation	shall have the meaning given to it in section 1 of this Policy
MAR Regulations	shall have the meaning given to it in section 1 of this Policy
Members of the Management and Supervisory Bodies
refers to the Chairman of the Board of Directors, the Managing Directors, the Deputy Managing Directors and members of the Board of Directors of GENFIT (including the observers and, as the case may be, the natural persons representatives of legal entities that are member of the Boards of Directors)

Occasional Insider	shall have the meaning given to it in section 4 of this Policy
Permanent Insider	shall have the meaning given to it in section 4 of this Policy

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Persons Discharging Managerial Responsibilities	refers to the Members of the Management and Supervisory Bodies of GENFIT and the Senior Managers
Policy	shall have the meaning given to it in section 1 of this Policy
SEC	shall have the meaning given to it in section 1 of this Policy
Securities	refers to, but is not limited to:
(i)shares, ADS, debt securities and all marketable securities issued or to be issued by the Group (or, depending on the context, another company);

(i)the rights that could be dissociated from such securities, and particularly, preferential subscription or allocation rights;
(ii)share subscription warrants (Bons de Souscription d’Actions, or “BSA”), redeemable share subscription warrants or purchase warrants (Bons de Souscription ou d’Acquisition d’Actions Remboursables, or “BSAAR”), stock subscription or purchase options (“Stock-Options”) and free shares (Attribution d'Actions Gratuites, or “AGA”) issued or allocated by the Group;
(iii)bonds convertible into new or existing shares issued by GENFIT (Obligations Convertibles En Actions Nouvelles ou Existantes, or “OCEANES”); and

(i)any financial instrument linked to the rights or securities referred to in (i) and (ii), and in particular, derivative instruments, financial-futures contracts (including the equivalent instruments giving rise to a cash settlement, swaps and options)

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Senior Management
refers, within the Group, to any person under the authority of the Members of the Management and Supervisory Bodies, who have regular access to Inside Information relating, directly or indirectly to the Group, and/or the power to make management decisions regarding the future development and strategy of the Group, which is, in particular, the case for the members of the Executive Committee

Transaction
refers, in particular, to any immediate or long-term future acquisition or transfer of Securities, on or off the market, the promise of the purchase or sale of Securities, Securities lending, pledging, assignment or transfer of Securities as collateral, a transaction carried out within the framework of a life insurance policy, a transaction on derivatives having underlying Securities, a hedging transaction resulting in the purchase or transfer of economic risk relating to Securities, the exercise of the BSA, the BSAAR and the Stock-Options and the transfer of AGA definitively vested. The modification or cancellation of a stock market order is also a “Transaction”.

3DEFINITION OF INSIDE INFORMATION
Inside Information is defined by the MAR Regulation as an information of a precise nature which has not been made public, relating, directly or indirectly, to one or more issuers, or one or more financial instruments, and which, if it was made public, would be likely to have a significant effect on the price of those financial instruments or on the price of related derivative financial instruments. Information must meet two criteria: it must be "material" and "non-public".
Materiality
information is deemed to be precise if, on the one hand, it makes reference to a set of circumstances which exists or which may reasonably be expected to come into existence, or if it makes reference to an event which occurred or which one could reasonably believe will occur, and, on the other hand, it is possible to draw a conclusion as to the possible effect of this set of circumstances or of this event on the price of the financial instruments concerned or of the derivative financial instruments with which they are associated.
It should be noted that it is not necessary for information to be confirmed for it to be regarded as inside. The fact that an event is only likely to occur may constitute Inside Information, even if ultimately, it does not occur.
Information likely to significantly influence the price of the financial instruments concerned is information that a reasonable investor would be likely to use as one of the reasons of its investment decisions.
In the case of a protracted process that is intended to bring about, or that results in, particular circumstances or a particular event, those future circumstances or that future event, and also the intermediate steps of that process which are connected with bringing about or resulting in those future circumstances or that future event, may be deemed to be precise information; an intermediate

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step in a protracted process shall be deemed to be Inside Information if, by itself, it satisfies the criteria of Inside Information as referred to above.
“Non-public" nature
Information that has not been made public is information that has not been disclosed to the public, for example, through a press release issued by the Group, through the annual financial report, through the universal registration document (and any amendments hereto) or the half-yearly financial report, through a prospectus approved by the AMF or the SEC or a tombstone published in the financial press (and, as regards the United States, in the annual report on Form 20-F or in a press release or any other publication of the Group, filed with the SEC on Form 6-K).
Information which would only be given to a journalist during an interview or during a professional convention or to a financial analyst, is not regarded as “public”, even if it is repeated by this journalist or this financial analyst. It becomes “public” once it has been published by the Group in a press release or in one of the documents referred to in the previous paragraph.
Negative information, just like positive information, can be Inside Information.
Any collaborator having knowledge of Inside Information must refrain from disclosing such information on its own initiative, inside ou outside the Group, unless it is strictly necessary in the normal course of its work or duties (“need to know basis”). It must take all necessary precautions to protect this Inside Information (in particular in its discussions, meetings, note-taking, screen display, reprography, transportation, etc.) and, if necessary, take the necessary precautions to ensure that the recipient of the Inside Information that it has provided is duly registered on the relevant Insider lists.
Examples of Inside Information
The following information could be considered as Inside Information (non-exhaustive list):
Important stages of pre-clinical and clinical development, authorisation for market placement,
Results of clinical trials,
New major contract or a contract structuring a license, scientific, technological or industrial collaboration, or a problem in the performance of one of this type of contracts,
Annual, semi-annual or quarterly financial results, or estimates of the results,
Budgets, financial forecast, long-term projects,
Performance problems of a product of the Group, a problem related to a patent,
Financial transactions (issuance of securities, acquisitions, mergers, joint-ventures, financing, etc.), including at the stage of their development and even if they are not carried out,
Modification of the strategy or of investments,

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Changes in key personnel, including the departure of a Member of the Management and Supervisory Bodies or a member of Senior Management,
Litigation and/or a significant regulatory problem,
A solvency problem,
A financial analyst’s report that is particularly favourable or unfavourable to the Group,
Any other significant event with a favourable influence or negative effect on the activity of the Group, any significant element in connection with its risk factors.
It should be noted that the simple fact of knowing that information, if it was made public, would be likely to have an effect on the price of shares, constitutes Inside Information, even if the person does not know the precise content of this information.
4DEFINITION OF THE CONCEPT OF INSIDER
An “Insider” is a person with access to one or more pieces of Inside Information, by virtue of his or her duties within the Group under a contract of employment or a corporate mandate or because in some other way they perform tasks giving them access to this Inside Information.
This includes:
People who hold Inside Information due to their role or function within or in relation to the Group: Persons Discharging Managerial Responsibilities, representatives of the shareholders holding significant stakes in GENFIT, representatives of the employees (if applicable), certain collaborators of the Group, statutory auditors, collaborators of the CRO and CMO (Contract Research Organization and Contract Manufacturing Organization), consultants, communication agencies, lawyers, bankers, other external advisers, suppliers, sub-contractors, etc.
All other people who hold Inside Information and who know or should have known that it was Inside Information: People completely outside of the Group and to whom Inside Information was disclosed, voluntarily or by accident. This category covers, for example, Closely Associated Persons, any other family member or friend of the persons of the first category, and any person to whom the latter may have disclosed Inside Information.
Among the aforementioned persons, the regulations make a distinction between two categories of Insiders:
Permanent Insiders:
These are persons who, due to their functions, have permanent access to all Inside Information concerning the Group.
Permanent insiders are divided into two categories:
•People working within the Group: In particular, this includes Persons Discharging Managerial Responsibilities, as well as any collaborator who has or is likely to have regular access to Inside Information;

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•Third parties who maintain regular relations with the Group giving them access to Inside Information: this includes statutory auditors, principal consultants and the Group’s usual financial and legal advisers, its communication agency, as well as some companies providing outsourced services.
It is specified that not all of the people in these categories are necessarily Permanent Insiders, but it is from among these people that the list is established by the Group.
Occasional Insiders:
These include persons either internal or external to the Group with occasional access to Inside Information concerning the Group, in particular due to their intervention in preparing a particular transaction or due to their knowledge of a particular event or circumstances (for example, participation in clinical trials, a trade agreement, a litigation, an accident, a financial transaction).
Only the Chief Compliance Officer may decide to put a person on the list of Permanent Insiders or Occasional Insiders. However, the Group’s collaborators have the possibility to identify potential members of their team and third parties that must be registered on the Permanent Insiders or Occasional Insiders list, and to inform the Chief Compliance Officer, it being reminded that neither the Chief Compliance Officer nor the collaborator who requested this registration may disclose such Inside Information.
Any person identified as an Insider will be informed in writing of their inclusion on an Insider list prepared by the Group (see Section 5 below).
5OBLIGATIONS OF THE GROUP
(a)Obligation to disclose the Inside Information
In order to ensure equal footing among investors in view of the information and in order to prevent Insider trading, the Group must make public, as soon as possible, through a press release and on its website (www.genfit.fr), any Inside Information. This obligation under the MAR Regulation emphasises the obligation to disclose Inside Information to everyone at the same time and sanctions “selective disclosure”. In the MAR Regulation, this translates into a prohibition to disclose Inside Information outside the normal course of business, profession or duties.
The information disseminated must be accurate, precise and genuine. The Group may postpone the publication of Inside Information under limited circumstances and in the respect of certain conditions and procedures provided for by the MAR Regulation.
Only people specifically authorized for this purpose by the Group’s management may disclose the information, either directly or indirectly, to the financial markets or to the public in general, in any manner whatsoever. It is consequently prohibited for any Persons Discharging Managerial Responsibilities or collaborator, except after prior authorization by the persons specifically authorized by the Group's management for this purpose, to make statements, either directly or indirectly, to investors, to shareholders or, more generally, intended for the financial markets or the public.

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(b)Obligation to identify Insiders - Keeping lists of Insiders
The Group should prepare, update and keep at the disposal of the AMF a list of all persons within the Group who have access to Inside Information or who, in addition to these, perform tasks giving them access to Inside Information.
The purpose of an Insider’s list is to (i) protect the financial markets by allowing the Group to maintain control over Inside Information, (ii) allow the persons on the list to familiarise themselves with the obligations and sanctions which apply to them, and (iii) allow the AMF to more easily investigate possible market abuses.
The collaborator shall be informed of their inclusion on the list as an Occasional Insider or Permanent Insider. The collaborator must acknowledge in writing that they have familiarized themselves with the obligations and penalties which apply to them due to their inclusion on the Insider’s list.
The Insider’s list shall include the following information on each person who is listed on it:
The person’s identity (last name, first name, date of birth), their personal and professional contact details (address, personal and professional phone numbers),
Their role, their function and the reason justifying the person’s inclusion on the list,
The beginning and ending dates and times of the person’s access to Inside Information (with the exception of Permanent Insiders).
Pursuant to Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of individuals with regard to the processing of personal data and on the free movement of such data (General Data Protection Regulation), each person listed has a right of access to personal information identifying them by name in view of its possible rectification in case of error, this right can be exercised through the Chief Compliance Officer at the following e-mail address: compliance@genfit.com.
Each Insider list is kept for at least five years from the date on which it was prepared or updated. Each Insider list is confidential in nature, except as regards the AMF who may receive it upon its request.
6OBLIGATIONS OF INSIDERS
(a)Obligation of confidentiality of Insiders
Any person who holds Inside Information must refrain from disclosing it to another person, including within the Group, except within the normal framework of their job or their duties.
Therefore, any Insider must maintain the confidentiality of the Inside Information in respect of any person, including within the group, whose activity or duties do not require the knowledge of this Inside Information.
Insiders shall also refrain from spreading rumours, whether through the media (including the Internet) or by any other means, which give or are likely to give false

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or misleading impressions about Securities and/or the situation, the results or the prospects of the Group.
In addition, prior to communicating Inside Information to an external service provider, any Permanent Insider or Occasional Insider must inform the service provider of their obligations of confidentiality and their obligations related to the Inside Information. Such Insider must also inform the Chief Compliance Officer, who will place the external service provider on the relevant Insider list. Any Inside Information should be communicated according to the security rules established by the Group.
Consequently, any collaborator must ensure at all times that access to the documents referring to the Inside Information is protected, in particular by limiting the number of copies to the strict minimum, by ensuring the security of exchanges and meetings conducted through telephone conference calls or video-conferencing, by keeping the documents in secure areas, by ensuring their destruction by secure means and by using code names.
A collaborator holding Inside Information forbids itself from telling its friends and family, such as its spouse, the members of its family and its friends or other Closely Associated Persons.
Any collaborator who has doubts about the nature and content of the information that it may disclose, in particular on the occasion of an oral intervention or a written presentation, may address the matter to their hierarchical superior or consult the Chief Compliance Officer. In case of doubt or while awaiting a response from the Chief Compliance Officer, the information in question must not be disclosed.
The prohibition to use or disclose Inside Information is applicable year-round.
In addition, it is essential to immediately alert the Chief Compliance Officer if Inside Information concerning the Group was revealed outside of the normal procedures for the dissemination of information (for example, during internal and external meetings, seminars, or conferences).
(b)Obligation to refrain from performing Transactions on Securities
General preventive rule on trading restrictions during black-out periods
Stock market regulations prohibit any person who holds Inside Information from:
carrying out or attempting to carry out (including by cancelling an order or an instruction not yet executed) either directly, or by proxy, one or more transactions on the Securities of the Group before the information is made known to the public, recommending or inducing a person to sell or purchase Securities of the Group based on Inside Information (regardless of whether or not it has been communicated).
It is recalled that the legal obligation to refrain from trading applies to cases in which Inside Information is held concerning any listed securities, not only the Securities of the Group, and in particular on the securities of listed companies with which the Group could possibly be brought to work. Taking into account the impact

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that this would have on the Group, the fact, for a collaborator, to indulge Insider trading on the Securities of another company and based on information obtained within the framework of their functions at the Group, would constitute a violation of the Policy.
Generally, the period between the date on which a person comes into possession of Inside Information and the following trading session, the date on which this same information is communicated to the public, is necessarily, for this person, a black-out period. In the case of a major event brought to the attention of a large number of collaborators (examples: conclusion of an important contract, result of a clinical trial, financial transaction, licensing agreement, etc.), the Chief Compliance Officer will be able to warn the persons concerned by e-mail of the opening of a black-out period. However, such notification will not be systematic and the absence of notification of such a black-out period shall in no way exonerate a collaborator performing Insider trading. In addition, the existence of such a black-out period may itself constitute Inside Information.
Each collaborator may ask for the Chief Compliance Officer’s opinion on the possibility of carrying out transactions on the Securities of the Group. This opinion does not constitute authorisation, and that each person requesting it shall remain personally responsible for their transactions.
All people having close ties (including, Closely Associated Persons), and more generally all persons who, due to the relationships they have with persons in possession of Inside Information, could be suspected of having used Inside Information communicated to them by the said Insider. Indeed, as it is often hard to actually prove that Inside Information has been passed along, the AMF uses a “circumstantial” test based on the fact that the person suspected of insider trading had the means and opportunity to access the concerned information, in particular because of its closeness to the Insider.
The aforementioned prohibitions shall continue to apply even after the person concerned has left the Group, for as long as the Inside Information held has not been made public.
Preventive statutory black-out periods (“closed periods”)
Without prejudice to the general obligation to refrain from trading as described above, the Group will establish statutory black-out periods (“closed periods”) during which all collaborators of the Group must refrain from buying, selling or carrying out transactions, directly or indirectly, for their own account or on behalf of others, on the Securities of the Group or even from exercising the BSA, BSAAR, Stock-Options, or carrying out transactions on securities who’s underlying commodity is a Security of the Group.
During these statutory black-out periods as defined below, collaborators of the Group are not allowed to carry out transactions on the Securities of the Group, regardless of whether or not they hold Inside Information.
These statutory black-out periods are first and foremost predictable periods of short duration, during which significant and non-public information concerning the Group circulates internally.

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These periods are thus defined as follows:
At least 15 days prior to publication of the quarterly revenues;
At least 30 days prior to publication of the quarterly and annual profits and losses;
It should be noted that, under exceptional circumstances, these periods could begin earlier than the dates indicated above, in which case the collaborators of the Group would be so informed (this information could constitute Inside Information).
Interventions do not become possible again until the next trading session following the publication in question, provided that this does not fall within another closed period or that no other Inside Information is held.
An e-mail is sent to all collaborators and to all other persons concerned to inform them of these periods. The financial communication calendar may also be consulted by any interested party on the Group’s Internet and Intranet sites.
Nevertheless, the absence of an e-mail shall in no way exonerate a collaborator of their responsibility in case of the constitution of an offence or a violation of this Policy.
These closed periods shall continue to apply even after the person concerned has left the Group.
Specific provisions relating to free shares
Pursuant to Article L. 22-10-59 of the French Commercial Code, the AGA definitively vested may not be sold by their holders within a period of thirty calendar days prior to the announcement of the annual or half-yearly results and naturally, when the interested party is in a negative window or in possession of Inside Information.
(c)Obligation to Inform the Group
In order to ensure that the Policy is respected within the Group, the collaborators must take all measures to prevent the violation of the Policy, in particular:
inform the Chief Compliance Officer of any project not yet made public and which, by its nature, could constitute Inside Information, refrain, until the information has been qualified, from disclosing the information and, if such was the case, forward the list of persons informed to the Chief Compliance Officer without delay as the project advances;
remind those of their subordinates working on sensitive subjects of the existence and the content of the Policy;
notify the Chief Compliance Officer without delay if Inside Information was revealed.
Collaborators are hereby reminded that the implementation of these preventive measures can in no case exempt them from their administrative or criminal liability in case of the constitution of an offence.

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Furthermore, Persons Discharging Managerial Responsibilities are required to communicate to the Chief Compliance Officer the list of their Closely Associated Persons.
7OFFENCES AND APPLICABLE PENALTIES
Persons who do not comply with the rules relating to the use and disclosure of Inside Information risk, either administrative penalties handed down by the AMF and the SEC, or criminal penalties handed down by the French or American federal judicial authorities, as well as disciplinary sanctions within the Group.
French criminal and administrative penalties
The violation of these prohibitions exposes their perpetrators to criminal or administrative penalties:
A fine of up to €100 million and up to five years of imprisonment imposed by the criminal court judge (Articles L.465-1 to L.465-3 of the French Monetary and Financial Code); or
A financial penalty imposed by the AMF of up to €100 million or, if profits have been made, tenfold the amount of the latter (Article L. 621-15, III of the French Monetary and Financial Code).
These behaviours are punishable even in the absence of a profit or return on investment for their perpetrator. In particular, the fact of avoiding losses by selling Securities prior to the announcement of bad news constituting Inside Information will be sanctioned and the amount of the loss avoided taken into considerations in the determination of the fine or penalty. Any attempt of these acts is also subject to penalties.
For the record, the manipulation of prices and the dissemination of false information (Articles L. 465-3-1 and L. 465-3-2 of the French Monetary and Financial Code and article 12 of MAR Regulation) also constitute behaviours which are subject to criminal penalties and sanctions by the AMF.
Disciplinary sanctions
Any violation of this Policy, of the rules contained therein or the law on insider trading or insider misconduct may lead to measures up to the dismissal or discharge of the person concerned.
The commission of insider trading or insider misconduct is the responsibility of the one who commits it. The Group may not be held liable in place of the person who committed such an act or misconduct. In this regard, the Group is not intended to assume the fines to which its collaborators may be liable.
Anyone found in violation of the information contained in this Policy or having knowledge of the commission of such an offence by another person, must immediately inform the Chief Compliance Officer, who will take all appropriate measures internally and in relation to the market authorities.

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8DISCLOSURE AND HOLDING OBLIGATIONS OF PERSONS DISCHARGING MANAGERIAL RESPONSABILITIES
In accordance with the MAR Regulations, Persons Discharging Managerial Responsibilities and Closely Associated Persons must respect the specific obligations relating to the conservation of their Securities and to declare their transactions.
Obligations to notify Closely Associated Persons of their obligations
Each of the Persons Discharging Managerial Responsibilities must notify their Closely Associated Persons in writing concerning their obligations under the MAR regulations and keep a copy of this notification.
Obligations to hold securities in their registered form
The Members of the Management and Supervisory Bodies, as well as spouses from whom they are not separated and non-emancipated minor children, must keep, within the prescribed time limits, all of the securities that they possess in the registered form, either as directly registered shares with the Group or the Bank holding the account dedicated to this purpose by the Group, or as administered shares registered with an intermediary (bank, financial institution or an investment services provider) of their choice.
The voting rights and dividend rights of shares held by any person not having met these obligations shall be suspended until regularization of the situation. Any vote issued or any dividend payment made during the suspension shall be null.
Obligation to declare transactions carried out on Securities
The MAR regulation imposes on Persons Discharging Managerial Responsibilities and on Closely Associated Persons to forward directly to the AMF, who shall make them public, purchases, assignments, transfers, subscriptions or exchanges of the Group’s shares. These people shall be included on a list which is regularly updated by the Group. They are bound to refrain from realizing any transaction as soon as they become aware of Inside Information.
Transactions covered: all transactions resulting in the purchase, sale, subscription or exchange of “financial instruments” of the Group, that is to say not only shares but also other securities giving access to the capital (share subscription and/or purchase warrants, definitive vesting of AGA, exercise of stock-options, BSAAR...).
Trigger point: publication is not required as long as the cumulative total of the transactions carried out by a person concerned does not exceed €20,000 over the course of a calendar year. This is not a net amount, but the total of the value of all transactions.
Modes and conditions of declaring: the declaration must be made with the AMF no later than three trading days from the date of the Transaction.
This declaration must be sent to the AMF, by electronic means only via an extranet called Onde, which allows you to fill in the mandatory form, accessible on the AMF’s website at the following address:
https://onde.amf-france.org/RemiseInformationEmetteur/Client/PTRemiseInformationEmetteur.aspx

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Declarations may be forwarded to the AMF by the person bound to declare or by a third party on behalf of the declarant, the identity of the person making the declaration to be clearly indicated in the declaration form.
The Group may file the declarations with the AMF on behalf of the declarants. In this case, the information required for the declaration should be sent to the Chief Compliance Officer no later than the second working day following the completion of the transaction in order to enable them to make the declaration with the AMF within the required time limits.
The AMF publishes these declarations on its website. These declarations are also summarized in the management report presented at GENFIT’s Annual General Shareholders meeting and in the Group’s universal registration document, if applicable.
In addition, Persons Discharging Managerial Responsibilities are required, at the request of the Chief Compliance Officer, to declare the number and the type of Securities that they hold, as well as any element of information relevant to the holding of Securities (for example, disinvestment, the promise of purchase or assignment, pledges, etc.).
It should be noted that these obligations are distinct from those relating to the crossing of thresholds, which exist under French law and pursuant to GENFIT's articles of association and are applicable whether or not the shareholder is a member of GENFIT's Board of Directors.
It is also recalled that Members of the Management and Supervisory Bodies shall be required:
to inform the AMF, on a monthly basis, of the number of Securities transferred within the framework of a capital stock buy-back program; and
during a tender offer concerning the Securities, or of an exchange offer, to make a daily declaration to the AMF, at the end of the trading session, of the purchase or sale transactions made on the Securities (including the securities of the originator within the framework of an exchange offer).

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